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Exhibit 10.3

FORM OF INDEMNIFICATION AGREEMENT

        THIS INDEMNIFICATION AGREEMENT (the "Agreement"), effective August 14, 2003, is made by and between Packaged Ice, Inc. (upon the Merger, to be renamed Reddy Ice Group, Inc.), a Texas corporation (the "Company"), and                        (the "Indemnitee").

RECITALS

        A.    Indemnitee currently serves as an officer of the Company and in such capacity is performing a valuable service to the Company.

        B.    The Company's Restated Articles of Incorporation as amended (the "Articles") and Bylaws (the "Bylaws") provide for the indemnification of the officers and directors of the Company.

        C.    The Bylaws provide that the Company shall indemnify the officers and directors of the Company to the fullest extent permitted by applicable law including, without limitation, Article 2.02-1 of the Texas Business Corporation Act, as amended to date and as may be amended from time to time (the "Corporation Act").

        D.    The Corporation Act specifically provides that a corporation may maintain another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against such liability under the Corporation Act, and thereby contemplates that agreements may be entered into between the Company and officers and directors of the Company with respect to the indemnification of such officers and directors.

        E.    The applicability, amendment and enforcement of statutory and bylaw indemnification provisions have raised questions concerning the adequacy and reliability of the protection afforded thereby.

        F.     In order to resolve such questions, and to induce the Indemnitee to serve or continue to serve as an officer of the Company, the Company has deemed it to be in the best interest of the Company to enter into this Agreement.

        NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

  Section 1. Definitions.

          Terms not otherwise defined herein shall have the following meanings:

          (a)   An "Agent" of the Company shall mean any person who is or was a director, officer, employee, agent or fiduciary of the Company, or is or was serving at the request of, for the convenience of, or to represent the interests of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, fiduciary or similar functionary of another corporation, partnership, joint venture, trust or other enterprise or entity, including service with respect to an employee benefit plan.

          (b)   "Disinterested Director" of the Company shall mean a director of the Company who is not and was not a party to the Proceeding for which indemnification is being sought by the claimant.

          (c)   "Employment Agreement" shall mean that certain employment agreement, dated as of August 14, 2003, between the Indemnitee and the Company.

          (d)   "Expenses" shall mean all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys' and experts' fees and costs, retainers, court costs, transcripts, witness fees, travel expenses, duplicating costs, printing and related binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses) actually and reasonably incurred by the Indemnitee in connection with either the investigation, defense or appeal of a Proceeding or establishing or enforcing a right to indemnification under this Agreement, Article 2.02-1 of the Corporation Act, the Articles or the Bylaws or otherwise.

          (e)   "Independent Legal Counsel" shall mean a law firm, a member of a law firm or an independent practitioner, who is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee's rights under this Agreement.

          (f)    "Parent" shall have the meaning assigned to such term in the Employment Agreement.

          (g)   "Proceeding" shall mean any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, arbitrative, investigative or any other type whatsoever, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding.

          (h)   "Shareholders" shall have the meaning assigned to such term in the Shareholders Agreement.

          (i)    "Shareholders Agreement" shall mean the Reddy Ice Holdings, Inc. Shareholders Agreement, dated as of August 14, 2003, by and among the Company and the Shareholders.

          (j)    "Stock Option Agreement" shall mean that certain stock option agreement, dated as of August 14, 2003, between the Parent and the Indemnitee.

          (k)   "Subscription Agreement" shall mean that certain subscription agreement, dated as of August 14, 2003, by and among Graham D. Davis, Joseph A. Geloso, Tommy L. Dann, Billy W. Daniel, William A. Newberry, William A. Tolany, Kenneth B. Himes, Nancy G. Green, John M. Hayes Jr., Grace E. Corbino, Robert L. Hobson, Raymond D. Booth, Marie R. Metzger, the Indemnitee, the Company and the Parent.

  Section 2. Agreement to Serve.

        The Indemnitee agrees to serve as an officer of the Company, at the Indemnitee's will (or under separate agreement, if such agreement exists); provided, however, that nothing contained in this Agreement is intended to create any right to continued service to or employment with the Indemnitee; provided further, that nothing contained in this Agreement (as opposed to any separate agreement) shall prevent the Indemnitee from resigning his position at the Company.

  Section 3. Scope of Indemnification.

          (a)   Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify the Indemnitee in his capacity as an officer of the Company to the fullest extent permitted by Texas law, notwithstanding whether such indemnification is specifically authorized by the other provisions of this Agreement, the Articles or the Bylaws or by statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Texas corporation to indemnify a member of its board of directors or an officer, such changes shall be deemed to be within the purview of the Indemnitee's rights and the Company's obligations under this Agreement. In the event of any change in any applicable law, statute or rule which narrows the right of a Texas corporation to indemnify a member of its board of directors or an officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement shall have no effect on this Agreement or the parties' rights and obligations hereunder.

          (b)   The Indemnitee's rights hereunder shall apply to claims made against the Indemnitee arising out of acts or omissions which occurred prior to the date hereof as well as those which occur after the date hereof.

  Section 4. Mandatory Indemnification.

        Subject to the limitations set forth in Section 6 hereof, if the Indemnitee is a person who was or is a party or is threatened to be made a party to or is involved, including involvement as a witness, in any Proceeding, including any action by or in the right of the Company, by reason of the fact that he or she is or was or has agreed to become an Agent, or by reason of any action alleged to have been taken or omitted by him or her in any such capacity, the Company shall indemnify the Indemnitee against all Expenses, liability and loss (including, but not limited to, judgments, fines, excise taxes or penalties pursuant to the Employee Retirement Income Act of 1974 and amounts paid or to be paid in settlement), actually and reasonably incurred by him or her in connection with the investigation, defense, settlement or appeal of such Proceeding; provided, however, that except as provided in Section 6(c) hereof with respect to Proceedings seeking to enforce rights to indemnification or other rights under this Agreement, the Company shall indemnify the Indemnitee in connection with a Proceeding (or part thereof) initiated by the Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company.

        Section 5. Mandatory Advancement of Expenses, Insurance, Letter of Credit and Fees.

          (a)   The Company shall advance all Expenses as and when incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any Proceeding referred to in Section 4 hereof to which the Indemnitee is a party or is threatened to be made a party or with respect to which the Indemnitee is otherwise involved (including involvement as a witness) as an Agent of the Company. The Indemnitee hereby undertakes to repay such amounts advanced if, but only if, and to the extent that, it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Company as authorized hereby. The advances to be made hereunder shall be paid by the Company to the Indemnitee within twenty (20) days following delivery of a written request therefor by the Indemnitee to the Company, which request shall reasonably evidence such Expenses incurred; provided, however, that, if and to the extent that the Corporation Act requires, an advancement of Expenses incurred by the Indemnitee in his capacity as an officer shall be made only upon delivery of a written affirmation by the Indemnitee of his good faith belief that he or she has met the standard of conduct necessary for indemnification under this Agreement and the Corporation Act and a written undertaking by or on behalf of the Indemnitee to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the Indemnitee is not entitled to be indemnified for such Expenses under this Agreement or otherwise.

          (b)   The Company shall, at all times, maintain one or more insurance policy or policies providing directors' and officers' liability insurance ("D&O Insurance"), with a minimum coverage of $10,000,000. So long as the Indemnitee may be subject to any possible claim or by reason of the fact that the Indemnitee is or was a director or officer of the Company, the Indemnitee shall be covered by such policy or policies in accordance with its or their terms, to the maximum extent of the coverage applicable to any director or officer then serving the Company.

          (c)   So long as the Indemnitee may be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Indemnitee is or was a director or officer, the Company shall establish a letter of credit (the "Letter of Credit") against which the Indemnitee may personally draw to cover expenses for which the Indemnitee is indemnified pursuant to Section 3 or Section 4 hereof. If not established by the Company prior to receipt of notification pursuant to Section 6 or Section 10 hereof, the Letter of Credit shall be promptly established by the Company upon receipt of such notification.

          (d)   If the Indemnitee is not a director, officer or employee of the Company at the time of any pending action, suit or proceeding to which the Indemnitee is a party, the Company shall pay to the Indemnitee, in addition to any other payments due to the Indemnitee under any other contract or arrangement, an amount equal to $100.00 per hour for each hour which the Indemnitee spends in connection with any such action, suit or proceeding to which the Indemnitee is a party or otherwise becomes involved as a result of the Indemnitee's position as an officer of the Company, plus the amount of all reasonable out-of-pocket expenses incurred by the Indemnitee.

  Section 6. Determination of Right to Indemnification.

          (a)   To the extent the Indemnitee has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 4 hereof or in the defense of any claim, issue or matter described therein or in Section 3 hereof, the Company shall indemnify the Indemnitee against Expenses actually and reasonably incurred by him or her in connection with the investigation, defense, or appeal of such Proceeding. If the Indemnitee has not been successful on the merits or otherwise in any such defense, the Company also shall indemnify the Indemnitee unless, and only to the extent that, the Indemnitee has not met the applicable standard of conduct under the Corporation Act as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment).

          (b)   The determination as to whether the Indemnitee is entitled to indemnification shall be made as follows: (1) if requested by the Indemnitee, by Independent Legal Counsel selected by the Indemnitee with the consent of the Company (which consent shall not be unreasonably withheld) or (2) if no request is made by the Indemnitee for a determination by Independent Legal Counsel (i) by a quorum or committee of the Board of Directors of the Company consisting of Disinterested Directors or (ii) if such quorum or committee is not obtainable or, even if obtainable, if a quorum or committee of Disinterested Directors so directs, by Independent Legal Counsel in a written opinion.

          (c)   Notwithstanding a determination that the Indemnitee is not entitled to indemnification with respect to a specific Proceeding, the Indemnitee shall have the right to apply to any other court of competent jurisdiction for the purpose of enforcing the Indemnitee's right to indemnification or the advance payment of Expenses pursuant to this Agreement, the Articles, the Bylaws or Article 2.02-1 of the Corporation Act. The burden of proof shall be on the Company in any such suit to demonstrate that the Indemnitee is not entitled to indemnification or advance payment of Expenses. The Indemnitee's Expenses incurred in successfully establishing his right to indemnification or advancement of Expenses, in whole or in part, in any such action (or settlement thereof) shall be paid by the Company.

          (d)   Notwithstanding anything in Section 3 or Section 4 hereof to the contrary, the Company shall not be liable under this Agreement to make any indemnity payment or advancement of Expenses in connection with any Proceeding (i) to the extent that payment is actually made, within the time frame contemplated by this Agreement, to or on behalf of the Indemnitee under an insurance policy, except in respect of any amount in excess of the limits of liability of such policy or any applicable deductible under such policy, (ii) to the extent that payment has been or will, within the time frame contemplated by this Agreement, be made to the Indemnitee by the Company otherwise than pursuant to this Agreement or (iii) to the extent that there was a final adjudication by a court of competent jurisdiction that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to indemnification under the Corporation Act as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment).

  Section 7. Continuation of Indemnification.

        All agreements and obligations of the Company contained herein shall continue during the period that the Indemnitee is, and shall continue thereafter so long as the Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, by reason of the fact that the Indemnitee was an Agent of the Company.

  Section 8. Limitation of Actions and Release of Claims.

        No Proceeding shall be brought and no cause of action shall be asserted by the Company or by any stockholder on behalf of the Company against the Indemnitee, his spouse, heirs, estate, executors or administrators after the expiration of one year from the act or omission of the Indemnitee upon which such Proceeding is based; provided, however, that in the event that the Indemnitee has fraudulently concealed the facts underlying such cause of action, no Proceeding shall be brought and no cause of action shall be asserted after the expiration of one year from the earlier of (i) the date the Company discovers such facts or (ii) the date the Company could have discovered such facts by the exercise of reasonable diligence. Any claim or cause of action of the Company, including claims predicated upon the negligent act or omission of the Indemnitee, shall be extinguished and deemed released unless asserted by filing of a legal action within such period. This Section 8 shall not apply to any cause of action which has accrued on the date hereof and of which the Indemnitee is aware on the date hereof but as to which the Company has no actual knowledge apart from the Indemnitee's knowledge.

  Section 9. Notification and Defense of Claim.

        Promptly after receipt by the Indemnitee of notice of the threat or commencement of any action, suit or proceeding, the Indemnitee shall, if a claim in respect hereof is to be made against the Company under this Agreement, notify the Company of the threat or commencement thereof; provided, however, that delay in so notifying the Company shall not constitute a waiver or release by the Indemnitee of rights hereunder and that omission by the Indemnitee to so notify the Company shall not relieve the Company from any liability which it may have to the Indemnitee otherwise than under this Agreement with respect to any such action, suit or proceeding as to which the Indemnitee notifies the Company of the threat or commencement thereof:

          (a)   The Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the D&O Insurance policy. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, to or on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policy.

          (b)   The Company shall be entitled to participate therein at its own expense.

          (c)   Except as otherwise provided below, to the extent that it may wish, the Company, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense thereof and to employ counsel reasonably satisfactory to the Indemnitee. After notice from the Company to the Indemnitee of its election to so assume the defense thereof, the Company shall not be liable to the Indemnitee under this Agreement for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The Indemnitee shall have the right to employ counsel of his own choosing in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Company of assumption by the Company of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been specifically authorized by the Company, such authorization to be conclusively established by action by disinterested members of the Board of Directors of the Company though less than a quorum, (ii) representation by the same counsel of both the Indemnitee and the Company would, in the reasonable judgment of the Indemnitee and the Company, be inappropriate due to an actual or potential conflict of interest between the Company and the Indemnitee in the conduct of the defense of such action, such conflict of interest to be conclusively established by an opinion of counsel to the Company to such effect, (iii) the counsel employed by the Company and reasonably satisfactory to the Indemnitee has advised the Indemnitee in writing that such counsel's representation of the Indemnitee would likely involve such counsel in representing differing interests which could adversely affect the judgment or loyalty of such counsel to the Indemnitee, whether it be a conflicting, inconsistent, diverse or other interest or (iv) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be paid by the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which a conflict of interest has been established as provided in (ii) above. Notwithstanding the foregoing, if an insurance company has supplied D&O Insurance covering an action, suit or proceeding, then such insurance company shall employ counsel to conduct the defense of such action, suit or proceeding unless the Indemnitee and the Company reasonably concur in writing that such counsel is unacceptable.

          (d)   The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without the Company's written consent. The Company shall not settle any action or claim in any manner which would impose any liability or penalty on the Indemnitee or includes a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of the Indemnitee, without the Indemnitee's prior written consent. Neither the Company nor the Indemnitee shall unreasonably withhold consent to any proposed settlement.

  Section 10. Enforcement.

          (a)   The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on the Company hereby in order to induce the Indemnitee to serve as an officer of the Company and acknowledges that the Indemnitee is relying upon this Agreement in continuing in or accepting to serve in such capacity.

          (b)   If a claim for indemnification or advancement of expenses is not paid in full, or if the Letter of Credit has not been established by the Company within twenty (20) days after a written claim by the Indemnitee has been received by the Company, the Indemnitee may at any time assert the claim and bring suit against the Company to recover the unpaid amount of the claim. In the event the Indemnitee is required to bring any action to enforce rights or to collect monies due under this Agreement and is successful in such action, the Company shall reimburse the Indemnitee for all of the Indemnitee's reasonable attorneys' fees and expenses in bringing and pursuing such action.

  Section 11. Effectiveness.

        This Agreement is effective for, and shall apply to (i) any claim which is asserted or threatened before, on or after the date hereof but for which no action, suit or proceeding has been brought prior to the date hereof and (ii) any action, suit or proceeding which is threatened before, on or after the date hereof but which is not pending prior to the date hereof. This Agreement shall not apply to any action, suit or proceeding which was brought before the date hereof. So long as the foregoing is satisfied, this Agreement shall be effective for, and be applicable to, acts or omissions occurring prior to, on or after the date hereof.

  Section 12. Nonexclusivity.

        The rights of the Indemnitee under this Agreement shall not be deemed exclusive, or in limitation of, any rights to which the Indemnitee may be entitled under any applicable common or statutory law, or pursuant to the Articles or the Bylaws, vote of shareholders or otherwise.

  Section 13. Other Payments.

        The Company shall not be liable to make any payment under this Agreement in connection with any action, suit or proceeding against the Indemnitee to the extent the Indemnitee has otherwise received payment of the amounts otherwise payable by the Company hereunder.

  Section 14. Subrogation.

        In the event the Company makes any payment under this Agreement, the Company shall be subrogated, to the extent of such payment, to all rights of recovery of the Indemnitee with respect thereto, and the Indemnitee shall execute all agreements, instruments, certificates or other documents and do or cause to be done all things necessary or appropriate to secure such recovery rights to the Company, including, without limitation, executing such documents as shall enable the Company to bring an action or suit to enforce such recovery rights; provided that the Indemnitee shall not be required to admit any liability or waive any attorney-client privilege.

  Section 15. Survival; Continuation.

        The rights of the Indemnitee under this Agreement shall inure to the benefit of the Indemnitee, his heirs, executors, administrators, personal representatives and assigns, and this Agreement shall be binding upon the Company, its successors and assigns. The rights of the Indemnitee under this Agreement shall continue so long as the Indemnitee may be subject to any proceeding because of the fact that the Indemnitee is or was an Agent of the Company. If the Company, in a single transaction or series of related transactions, sells, leases, exchanges or otherwise disposes of all or substantially all of its property and assets, the Company shall, as a condition precedent to any such transaction, cause effective provision to be made so that the persons or entities acquiring such property and assets shall become bound by and replace the Company under this Agreement.

  Section 16. Amendment, Termination and Waiver.

        No amendment, modification, termination or cancellation of this Agreement shall be effective unless made in writing signed by both parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

  Section 17. Headings.

        Headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

  Section 18. CHOICE OF LAW.

        THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

  Section 19. Consent to Jurisdiction.

        The Company and the Indemnitee each hereby irrevocably consents to the jurisdiction of the courts of the State of Texas and the Company irrevocably consents to the jurisdiction of any court in which the Indemnitee brings action pursuant to Section 6(c) hereof, for all purposes in connection with any Proceeding which arises out of or relates to this Agreement. The Company agrees not to initiate any such action or Proceeding in any state other than Texas and both the Company and the Indemnitee hereby agree to waive their right to a trial by jury in any such Proceeding.

  Section 20. Notices.

        All notices and other communications hereunder shall be in writing and shall be deemed given when received by the party to be notified (a) when given in person, (b) on the first day after delivery to Federal Express or other overnight courier, postage prepaid and (c) upon transmission by telecopier with confirmation by United States mail, in each case at the address for the intended recipient as set forth below:

(a)	if to the Company:	Packaged Ice, Inc. (upon the Merger, to be renamed Reddy Ice Group, Inc. 3535 Travis Street, Suite 170 Dallas, Texas 75204 Telecopier: (214) 528-1532 Attention: President
	with a copy to:	Akin Gump Strauss Hauer & Feld LLP 300 Convent Street, Suite 1500 San Antonio, Texas 78205 Attention: Alan Schoenbaum, Esq.
(b)	if to Indemnitee: to the address set forth on the signature page hereof.

  Section 21. Severability.

        If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

  Section 22. Complete Agreement.

        This Agreement contains the entire agreement between the parties with respect to the specific subject matter hereof and replaces and supersedes any and all prior indemnification agreements, contracts and other related agreements, written or oral, with respect thereto, including but not limited to, any prior indemnification agreement between the Indemnitee and the Company. This Agreement should be read in conjunction with the Subscription Agreement, the Shareholders Agreement, the

Stock Option Agreement and the Employment Agreement that have been or concurrently with this Agreement are being entered into between the Indemnitee and the Company or the Parent.

  Section 23. Counterparts.

        This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

[Remainder of this page intentionally left blank. Signatures on following page.]

        IN WITNESS WHEREOF, the parties hereto have caused this Indemnification Agreement to be executed on the day and year first above written.

COMPANY:
PACKAGED ICE, INC. (Upon the Merger, to be renamed Reddy Ice Group, Inc.)
By:

Name:

Title:

INDEMNITEE:
Name Address: Facsimile:

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  Exhibit 10.3
FORM OF INDEMNIFICATION AGREEMENT